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                                                                     EXHIBIT 4.3

                             SHAREHOLDERS' AGREEMENT

      This SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the ___ day of January, 2001, by and among HYLAND SOFTWARE, INC. (the "Company"), an Ohio corporation, RECALL TOTAL INFORMATION MANAGEMENT, INC. (the "Investor") a Delaware corporation and a wholly-owned subsidiary of Recall Corporation, and those other shareholders of the Company executing this Agreement and agreeing to become parties hereto (collectively the "Current Shareholders" and individually a "Current Shareholder"). The Investor and the Current Shareholders are hereinafter sometimes referred to collectively as the "Shareholders".

                                   WITNESSTH:

      WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith, by and between the Company and the Investor (the "Stock Purchase Agreement"), the Investor has agreed to purchase 564,845 Common Shares, without par value, of the Company for a purchase price of $12 million; and

      WHEREAS, it is a condition to the obligations of the Company and the Investor under the Stock Purchase Agreement that the parties execute this Agreement;

      WHEREAS, the Shareholders are the owners of issued and outstanding Common Shares, without par value, of the Company in the respective amounts set forth opposite their names on Exhibit A attached hereto; and

      WHEREAS, the parties desire to execute this Agreement for the purposes of, among other things, (1) establishing voting requirements in connection with the organization and structure of the Board of Directors of the Company, (2) establishing requirements for the organization and operation of certain committees of the Board of Directors of the Company, and (3) limiting the manner and terms by which shares of capital stock of the Company held by the Shareholders may be transferred;

      NOW, THEREFORE, IT IS AGREED among the parties, in consideration of the mutual premises and covenants in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

      SECTION 1. DEFINITIONS

      In addition to terms defined in the preamble of this Agreement or elsewhere in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

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            1.1   Affiliate. The term "Affiliate", when used with respect to a specified Person, means a Person that:

                  (a) directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person;

                  (b) is a director, manager, officer, employee, trustee or general partner of, or an owner of an equity interest of ten percent (10%) or more in, or a beneficiary of a trust owning an equity interest of ten percent (10%) or more in, such specified Person or any Person specified in paragraph (a) above; or

                  (c) is a member of the immediate family of such specified Person or any Person specified in paragraph (a) or (b) above. For purposes hereof, the members of a Person's immediate family will be such Person's parents, grandparents, spouse, children (natural born or adopted), grandchildren (natural born or adopted), siblings and children (natural born or adopted) of siblings.

For purposes of this definition, the term "control" (and any derivative thereof) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

            1.2 Board. The term "Board" means the Board of Directors of the Company, as elected and constituted from time to time.

            1.3 Change in Control. The term "Change in Control", with respect to a Shareholder that is a business entity, means: (a) any transaction or series of transactions pursuant to which such Shareholder sells or otherwise disposes of more than fifty percent (50%) of its operating assets to a third party (or group) that (1) is not an Affiliate of such Shareholder and (2) is a competitor of the Company at the time of such transaction; (b) any transaction or series of transactions pursuant to which the shareholders, members or other persons holding ownership interests in such Shareholder at such time sell or otherwise transfer ownership interests, or such Shareholder newly issues ownership interests, which in either case represent more than fifty percent (50%) of the value or voting power of the outstanding ownership interests of such Shareholder, in either case to a third party (or group) that (1) is not an Affiliate of such Shareholder and (2) is a competitor of the Company at the time of such transaction; or (c) a merger, reorganization or any other transaction that brings about any of the results described in the preceding clauses (a) or
(b). In the case of the Investor, any transaction described in the preceding sentence occurring with respect to Recall Corporation shall also constitute a Change in Control of the Investor.

            1.4 Common Shares. The term "Common Shares" means (a) the Common Shares, without par value, of the Company that are duly authorized from time to time, and (b) any securities into which Common Shares may have been changed or converted (or for which any such securities may have been exchanged) in connection

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with any reclassification, recapitalization, merger, consolidation, combination, share exchange or other corporate transaction or event having a similar effect, all as may be issued and outstanding as of the time to which reference is made. In the case of Common Shares that constitute "community properly" under applicable law, the term "Common Shares" includes the community interest of a Shareholder's spouse in such Common Shares.

            1.5 Conflict of Interest Transaction. The term "Conflict of Interest Transaction" means any proposed transaction between the Company or any subsidiary thereof and any Affiliate thereof other than the Investor, except for any proposed transaction that is subject to the approval rights of Recall under
Section 3 and any proposed transaction between the Company and any of its officers or employees with respect to their employment by the Company.

            1.6 Current Shareholders. The term "Current Shareholders" means those holders of outstanding shares of capital stock of the Company who are parties to this Agreement, and any other Person that is a successor to any thereof or is a transferee of any of the Common Shares held by any thereof, provided that such successor or transferee was, at the time of such succession or transfer, a Person who would be a permitted transferee of such Shareholder under Section 5.2 and has agreed to be bound by the terms and conditions of this Agreement as if he, she or it were an original party hereto.

            1.7 Fair Market Value. The term "Fair Market Value" of a Share means the amount that a willing seller who is under no compulsion to sell would be willing to accept, and that a willing buyer who is under no compulsion to buy would be willing to pay, for the Share being valued. If the Company desires to grant any Options at any time when the Conflict of Interest Committee is required to be maintained pursuant to Section 2.3(b) without obtaining the prior approval of the Conflict of Interest Committee, it shall so notify the Investor (or the Director designated for election by the Investor pursuant to Section 2.1(c)) no later than 15 days prior to the grant of such Options, including in such notice the Company's determination, for such purposes, of the Fair Market Value of the Shares underlying such Options, as determined by the Board in good faith. If the Investor does not object to such determination within 10 days after its receipt of such notice, the Board's determination of Fair Market Value shall be conclusive for purposes of this Agreement. If the Investor objects to such determination by written notice to the Company within such 10-day period, such Options shall not be granted without the approval thereof by the Conflict of Interest Committee unless and until the Fair Market Value of the underlying Shares has been finally determined hereunder. The Company (acting by the Board) and the Investor shall thereupon use their best efforts to agree on a Fair Market Value as promptly as practicable. If they fail to agree, then, not later than the 20th day following the date of the Investor's notice objecting to the Board's determination, the Company and the Investor shall attempt to jointly select a mutually acceptable independent appraiser who shall determine the Fair Market Value of the Shares at issue. If they fail to agree on an appraiser, then, on the final day of said 20-day period, the Investor and the Company shall each notify the other of the identity of an independent appraiser satisfactory to them. They each shall

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instruct the appraisers selected by them to agree upon a third appraiser within
5 business days after the end of said 20-day period. The third appraiser shall thereupon be retained to determine the Fair Market Value of the underlying Shares. The decision of the appraiser determining such Fair Market Value shall be final and binding upon the Company and the Investor, and the expenses of such appraiser shall be borne by the Company. The Investor and the Company shall cooperate fully with the appraiser appointed hereunder and shall fully disclose any and all information (including, without limitation, any business plans or forecasts of the Company) which is or may be material to the valuation of the Shares.

            1.8 Initial Public Offering. The term "Initial Public Offering" means the closing of an initial public offering that results in the Company being required to register a class of securities under the Securities Exchange Act of 1934, as amended.

            1.9 Investor. The term "Investor" means Recall Total Information Management, Inc., a Delaware corporation, and any other Person that is a successor thereto or a transferee of any of the Common Shares held by Recall Total information Management, Inc., provided that such Person was, at the time of such succession or transfer, an Affiliate of Recall Total Information Management, Inc. and has agreed to be bound by the terms and conditions of this Agreement as if it were an original party hereto.

            1.10 Majority Action. The term "Majority Action", with respect to any group of shareholders of the Company having the power to act under this Agreement in such manner with respect to any matter, means those Shareholders in such group holding Common Shares that have at least a majority of the voting power of the Common Shares held by all Shareholders included in such group.

            1.11 Non-Investor Shareholders. The term "Non-Investor Shareholders" means those holders of outstanding shares of capital stock of the Company entitled to vote in the election of Directors, other than the Investor.

            1.12 Per Common Share Appraisal Price. The term "Per Common Share Appraisal Price" means the fair market value of a Common Share, based upon a determination of the value of the Company as a going concern. Such determination shall not take into consideration, in valuing the Company as a going concern, the proceeds of any key-man life insurance policies maintained by the Company with respect to any of its officers or Directors. The Per Common Share Appraisal Price shall be determined as of the end of the last fiscal month preceding the month in which the event giving rise to the need to determine such price occurs, as follows. Within ten (10) days after written notice of the event giving rise to the need to determine such price, the Company (acting by the Board) and the appropriate Shareholder shall use their best efforts to agree on a Per Common Share Appraisal Price. If they fail to agree, then, not later than the 20th day following the date of the notice in the preceding sentence, the Company and such Shareholder shall jointly select a mutually acceptable independent appraiser who shall determine the Per Common Share Appraisal Price. If they fail to

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agree on an appraiser, then, on the final day of said 20-day period, such
Shareholder and the Company shall each notify the other of the identity of an independent appraiser satisfactory to them. They each shall instruct the appraisers selected by them to agree upon a third appraiser within 5 business days after the end of said 20-day period, which third appraiser shall be selected from lists of appraisers provided by the Company and such Shareholder. The third appraiser shall thereupon be retained to determine the Per Common Share Appraisal Price. The decision of the appraiser determining the Per Common Share Appraisal Price shall be final and binding upon the Company and such Shareholder, and the expenses of such appraiser shall be borne by the Company. Such Shareholder and the Company shall cooperate fully with the appraiser appointed hereunder and shall fully disclose any and all information (including, without limitation, any business plans or forecasts of the Company) which is or may be material to the valuation of the Company as a going concern.

            1.13 Person. The term "Person" means any individual or any corporation, partnership, limited liability company, other business entity, trust, governmental agency or authority, or other organization or entity of any nature, as the context may require.

            1.14 Senior Loan Documents. The term "Senior Loan Documents" means all documents, instruments, agreements and certificates evidencing any indebtedness of the Company to any bank or other financial institution.

            1.15 Shares. The term "Shares" means the shares of capital stock of any class or series of the Company that are authorized for issuance by the company form time to time.

            1.16 Software Rights. The term "Software Rights" means any and all of the Company's products and application programs in ail forms, whether currently in existence or hereinafter developed or acquired by the Company, and all software that incorporates components, aspects and functions of the foregoing, including all Source Code for the same, whether in executable object library form or otherwise, and all manuals, all documentation related thereto, and all derivatives and enhancements for the same, together with all developers' kits, server applications and APIs. Further included in this definition of Software Rights are all associated intellectual property rights associated with the foregoing, including but not limited to all copyrights, trademarks, logos, service marks, patents, trade secrets, and other proprietary rights therein (including applications for registration thereof and renewals thereof).

      SECTION 2. BOARD OF DIRECTORS

            2.1 Election of Directors. Each Shareholder agrees to vote all Shares over which such Shareholder has voting control, and to take all other necessary or desirable actions within such Shareholder's control (whether in his, her or its capacity as a Shareholder, Director, Shareholder of a Board committee, officer of the Company

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or otherwise), and the Company agrees to take all necessary or desirable actions within its control, in order to cause:

                  (a) so long as the Investor remains a Shareholder and has the right and power to designate a Director for election under Section 2.1(c), the authorized number of Directors on the Board to be set at six (6);

                  (b) so long as the Investor remains a Shareholder and has the right and power to designate a Director for election under Section 2.1(c):
(1) the election to the Board of four (4) representatives designated by the Non-Investor Shareholders by Majority Action; (2) the removal from the Board (with or without cause) of any representative designated by the Non-Investor Shareholders upon Majority Action to such effect of the Non-Investor Shareholders and the delivery of written notice of such action to the other Shareholders requesting such removal, and only upon such Majority Action and delivery of written request; and (3) in the event any representative designated hereunder by the Non-Investor Shareholders ceases to serve as a Director for any reason during such representative's term of office, the filling of such vacancy by a representative designated by the Non-Investor Shareholders upon Majority Action;

                  (c) so long as (1) the Investor remains a Shareholder, (2) the Investor holds of record and beneficially at least that number of outstanding Common Shares equal to the lesser of (A) five percent (5%) of the total number of outstanding Common Shares or (B) the number of Common Shares initially issued by the Company to the Investor pursuant to the Stock Purchase Agreement (as adjusted from time to time to reflect the effects of any recapitalization, Common Share split, Common Share dividend or other similar transaction with respect to such Common Shares), and (3) the Company has not completed an Initial Public Offering: (i) the election to the Board of one (1) representative designated by the Investor; (ii) the removal from the Board (with or without cause) of the representative designated by the Investor upon the delivery by the Investor to the other Shareholders of a written request for such removal, and only upon the delivery of such written request; and (iii) in the event the representative designated hereunder by the Investor ceases to serve as a Director for any reason during such representative's term of office, the filling of such vacancy by a representative designated by the Investor;

                  (d) so long as the Investor remains a Shareholder and has the right and power to designate a Director for election under Section 2.1(c):
(1) the election to the Board of one (1) independent Person (i.e., a Person who is not an officer or employee of the Company, an Affiliate of such a Person or an Affiliate or employee of the Investor) designated by the Non-Investor Shareholders by Majority Action; provided that such designee is reasonably satisfactory to the Investor, as evidenced by the Investor's prior written consent to such designation (which consent shall not be unreasonably withheld); and (2) in the event the representative designated hereunder by the Non-Investor Shareholders and approved by the Investor ceases to serve as a Director for any reason during such representative's term of office, the filling of such

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vacancy by a representative designated by the Non-Investor Shareholders by
Majority Action and approved by the Investor in the manner described above.

            2.2 Board Meetings. Except as otherwise unanimously determined by the Board, the Board shall hold regular quarterly meetings at such times and places as the Board may determine.

            2.3 Compensation of Directors. The Directors (other than any Director who is not an officer or employee of the Company, an Affiliate of such a Person or an Affiliate or employee of the Investor) shall not receive any fees or salaries or other compensation for their services as a Director, but shall be reimbursed for actual and reasonable expenses of travel and lodging associated with meetings of the Directors, including committee meetings.

            2.4 Committees of the Board. So long as the Investor remains a Shareholder and has the right and power to designate a Director for election under Section 2.1(c), the Company agrees to take all necessary or desirable actions within its control to implement the following:

                  (a) Generally. In addition to the committees required to be created and maintained by the Board in accordance with the provisions of Section 2.3(b) and 2.3(c), the Board may create an executive committee or any other committee of the Directors (each a "Committee"), to consist of one (1) or more Directors, and may delegate to any such Committee any of the authority of the Board, however conferred. The Director designated for election by the Investor under Section 2.1(c) shall have the right to serve as a member of any such Committee (except for the Committee provided for in Section 2.3(c)) should such Director so desire. Any Committee established in accordance with this Section 2.3(a) shall serve at the pleasure of the Board.

                  (b) Committee for the Approval of Certain Transactions Involving Non-Investor Shareholders, Executive Officers and Employees of the Company. Promptly following each new election of Directors under Section 2.1 and before any other action shall be taken thereby, the newly organized Board shall adopt resolutions organizing a special Committee for the purposes set forth in this Section 2.3(b) (the "Conflict of Interest Committee").

                        (1) Structure and Purposes. The Conflict of Interest Committee shall be comprised of three (3) Directors, one (1) of whom will be designated by the Director designated by the Investor in accordance with Section 2.1(c), one (1) of whom will be designated by the Directors (by majority vote of such Directors) designated by the Non-Investor Shareholders in accordance with
Section 2.1(b), and one (1) of whom will be the independent Person elected as a Director in accordance with Section 2.1(d). The Conflict of Interest Committee will have all authority of the Board in connection with the consideration and approval or disapproval of any action by the Company that:

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                              (A)   grants any Shares (regardless of any
restrictions thereon) or options to purchase Shares (referred to collectively as "Options") to any executive officer of the Company;

                              (B)   grants Options to any Person at an exercise
price per Share that is less than the then-current Fair Market Value thereof;

                              (C)   grants Options to Directors, officers,
employees, consultants, agents or representatives of the Company if and to the extent that the sum of (i) the number of Shares that have been purchased after December 31, 2000 upon the exercise of Options previously granted to any such Persons and (ii) the number of Options granted to any such Persons that would then be outstanding, exceeds 600,000 (adjusted for any stock split, combination of Shares, stock dividend, recapitalization or other similar transaction affecting the Shares);

                              (D)   after the cash compensation of any executive
officer of the Company has become commensurate with the cash compensation paid by comparable companies to their comparable executive officers (based on the advice of a nationally recognized compensation consultant selected by the Conflict of Interest Committee), authorizes, approves or otherwise results in any increase in the cash compensation (which includes salary and bonus) paid by the Company to any such executive officer by more than 10% from the prior year;

                              (E)   results or would result in the payment of
any severance pay or other benefit to any executive officer of the Company upon or in connection with the termination of such executive officer's employment with the Company in excess of an amount equal to such executive officer's salary, as in effect at the time of such termination, for a period of six (6) months; or

                              (F)   is or would constitute a Conflict of
Interest Transaction.

None of the foregoing actions shall be taken by the Company unless they have first been approved by the Conflict of Interest Committee as set forth herein, and neither the Company nor any subsidiary of the Company shall enter into any Conflict of Interest Transaction unless such Conflict of Interest Transaction shall have first been approved by the Conflict of Interest Committee.

                        (2) Voting and Procedures. The Conflict of Interest Committee will act on all matters submitted to it by majority vote of its members; provided, that no member of the Conflict of Interest Committee shall have the right to vote or consent as to any matter in which such member, or in the case of a Conflict of Interest Transaction such member or any Affiliate of such member (other than the Company), has a direct or indirect pecuniary interest. The Conflict of Interest Committee shall meet or otherwise act in accordance with the procedures set forth in Section 2.3(e).

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               (c)   Committee for the Approval of Certain Transactions
Involving the Investor or Competitors of the Investor. Promptly following each new election of Directors under Section 2.1 and before any other action shall be taken thereby, the newly organized Board shall adopt resolutions organizing a special Committee for the purposes set forth in this Section 2.3(c) (the "Investor Transactions Committee").

                        (1) Structure and Purposes. The Investor Transactions Committee shall be comprised of three (3) Directors, two (2) of whom will be designated by the Directors (by majority vote of such Directors) designated by the Non-Investor Shareholders in accordance with Section 2.1 (b) and one (1) of whom will be the independent Person elected as a Director in accordance with
Section 2.1(d); provided, however, that no Director who has, or whose employer (other than the Company) has, a direct or indirect material interest in any of the matters to be considered by such Committee shall be entitled to serve thereon. The Investor Transactions Committee will have all authority of the Board in connection with the consideration and approval or disapproval of any action by the Company that involves any proposed transaction or action directly involving the Company and the Investor or any competitor of the Investor and that is reasonably likely to be material to the Company from a financial or strategic point of view.

                        (2) Submission of Matters to the Investor Transactions Committee. Any matter will be referred for consideration and action by the Investor Transactions Committee only based upon the unanimous determination, by all of the Directors of the Company other than the Director elected by the Investor in accordance with Section 2.1(c), that (A) such referral is warranted under the standards set forth in Section 2.3(c)(1), and (B) in the case of any matter involving one or more competitors of the Investor, such referral is reasonably necessary to assure that confidential or proprietary information concerning one or more competitors of the Investor is not acquired by the Investor. The Company will give the Investor written notice of any determination under this Section 2.3(c)(2), specifying the basis therefor, promptly following such determination and in any event prior to any consideration of the referred matter by the Investor Transactions Committee.

                        (3) Voting. The Investor Transactions Committee will act on all matters submitted to it by majority vote of its members.

                        (4) Procedures. The Investor Transactions Committee shall meet or otherwise act in accordance with the procedures set forth in
Section 2.3(e).

               (d) Committee for the Approval of Certain other Transactions. In the event that any Director, other than the Director designated by the Investor for election in accordance with Section 2.1(c), is or becomes a material competitor of the Investor or an Affiliate of a material competitor (other than the Company) of the

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Investor, the Board shall immediately be required to adopt resolutions organizing a special Committee for purposes similar to those set forth in
Section 2.3(c) with respect to such other Director and such material competitor. Any special Committee organized under this Section 2.3(d) shall be structured and shall operate in relation to such other Director and such material competitor in the same manner as the Investor Transactions Committee is structured and operates in relation to the Investor, and the provisions of
Section 2.3(c) are incorporated herein by this reference for these purposes; provided that so long as the Investor is entitled to designate a Director for election pursuant to Section 2.1(c) and the Investor has no material direct or indirect interest in the matter(s) being considered by such Committee, the Director designated by the Investor for election in accordance with Section 2.1(c) shall be entitled to serve as one of the members of such special Committee.

                  (e)   Meetings; Participation; Informal Action.

                        (1) Meetings. A meeting of any Committee of the Board may be held upon the call of any Shareholder of the Committee by written notice (which may be delivered by facsimile) given to all of the Shareholders of the Committee not less than forty-eight (48) hours before the time set for the meeting. The notice of special meeting shall specify the time, place and purposes of the meeting. Notice of any meeting of any Committee may be waived by a waiver of the notice in writing, signed by the Shareholders of the Committee entitled to the notice, whether before, at or after the time stated for the meeting. Attendance of a member of the Committee at any meeting, whether in person or by telephone or other means of communication as provided below, will constitute waiver of notice of such meeting. Any waiver of notice of a meeting by a member of the Committee hereunder will be equivalent to the giving of such notice.

                        (2) Participation Through Communications Equipment. Members of any Committee of the Board shall be permitted to participate in any meeting of the Committee by telephone or by any other means of communication by which all participants can hear each other simultaneously during the meeting, and such participation shall constitute presence in person at the meeting.

                        (3) Actions by Written Consent. Any action required or permitted to be taken at a meeting of any Committee of the Board may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of the Committee.

            2.5 Observation Rights of the Investor. So long as the Investor continues to hold any outstanding Common Shares, no representative designated by the Investor for election has been elected to the Board in accordance with
Section 2.1(c) and continues to serve thereon, and the Company has not completed its Initial Public Offering, the Investor shall be entitled to designate one (1) non-voting observer (the "Observer") to be admitted to each meeting of the Board and any Committee thereof other than the Investor Transactions Committee. The Observer shall be an

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officer or other key employee of the Investor, unless otherwise approved in advance by the Board. The Company shall give the Observer notice of each such meeting at the time and in the manner notice is provided to the Directors or Shareholders of the Committee thereof. The Company shall deliver to the Observer all written materials and other information provided to the Directors or Shareholders of any such Committee in connection with meetings or written consents at such times and in such manner that such materials and information are provided to the Directors or Committee Shareholders. The Investor shall notify the Company of the identity of the Person who is so designated as the Observer, as the same may change from time to time.

      SECTION 3. CERTAIN APPROVAL RIGHTS OF THE INVESTOR

            3.1 Transactions. So long as the Investor remains a Shareholder, without the prior written consent of the Investor, the Company and the Current Shareholders shall not:

                  (a) take any action to dissolve or liquidate the Company unless the Company and the Non-Investor Shareholders intend to cease the conduct of the business conducted by the Company and no purchaser of the Software Rights has been identified, contacted or solicited at the time of the determination to proceed with the dissolution and liquidation of the Company; or

                  (b) take any action to (1) sell, exchange, lease, transfer or otherwise dispose of all or substantially all of the assets or property of the Company, including but not limited to any such sales or other disposition as part of a single transaction or plan, whether or not in the ordinary course of the Company's business, or (2) cause the Company to merge or consolidate with or into any other Person, if any such transaction involves the payment or distribution of cash to the holders of Common Shares, unless such transaction provides for the payment of cash consideration to the Investor equal to at least $21.25 per Common Share then held by the Investor (adjusted for any recapitalizations, Common Share splits, Common Share dividends or other similar transactions with respect to the Common Shares).

            3.2 Changes in Purposes or Objectives. So long as the Investor remains a Shareholder and has the right to designate a Director for election under Section 2.1(c), without the prior written consent of the Investor, the Company and the Current Shareholders shall not take any action with respect to any change in the Company's objectives, any purpose of the Company or the business in which the Company engages if as a consequence of such action the Company's primary line of business would change to a line of business that does not involve products or services in the fields of computer or communications technology.

      SECTION 4. CERTAIN RESTRICTIVE COVENANTS OF THE INVESTOR

            4.1 Limitations on Competitive Activities. So long as the Investor remains a Shareholder, the Investor agrees that it and its Affiliates will refrain, directly

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or indirectly, from engaging in any business activity competitive with the
Company's conduct of its business anywhere in the world where the Company then conducts its business, without the prior written consent of the Company, in its sole discretion. For these purposes, the Company's "business" will mean the development, maintenance, improvement, marketing, sale and distribution of COLD and ERM, document imaging, workflow and electronic document management and distribution computer software and the provision of usual and customary services related to such software.

            4.2 Nonsolicitation. So long as the Investor remains a Shareholder, the Investor agrees that it and its Affiliates will not, directly or indirectly, solicit, divert, attempt to divert, influence or attempt to influence the termination of any business relationship of the Company, or otherwise interfere with any business relationship between the Company, with any employees, agents or representatives of the Company, without the prior written consent of the Company, in its sole discretion.

            4.3 Confidentiality. The Investor agrees that it and its Affiliates shall at all times not disclose or use to the detriment of the Company any financial, technical, business and other information in the nature of trade secrets or proprietary information of the Company (including but not limited to Company marketing practices and identities of the Company's customers, clients and suppliers) which is provided to the Investor by the Company or otherwise acquired from the Company by the Investor as a consequence of its ownership of Shares or otherwise. In furtherance of the foregoing, the Investor agrees that it and its Affiliates shall treat any such information of the Company with the same degree of care that the Investor uses in protecting the confidentiality of its own comparable information. Notwithstanding the foregoing, the Investor and its Affiliates shall be entitled to disclose any such information to its agents or representatives and to any potential purchaser of the investor's Common Shares, provided that such agents or representatives or any such purchaser agrees to maintain the confidentiality of such information as and to the extent required by this Agreement, The foregoing restrictions shall not apply with respect to:

                  (a) information obtained by the Investor or its Affiliates that can be demonstrated to have been in the possession of the Investor or its Affiliates on a non-confidential basis prior to the Investor becoming a shareholder of the Company;

                  (b) information obtained by the Investor or its Affiliates that at the time of disclosure was in the public domain or that after disclosure is published or becomes part of the public domain, unless the same occurs through any action of the Investor (in any capacity) or any of its Affiliates in violation of this Agreement or otherwise in violation of its or their duties and responsibilities with respect to the Company;

                  (c) information obtained by the Investor or its Affiliates that can be demonstrated to have been independently developed thereby or acquired from a third party that, to the Investor's and its Affiliates' best knowledge, did not itself acquire such information with restrictions on further dissemination, directly or indirectly, from the Company; or

                  (d) information disclosed by the Investor or its Affiliates pursuant to an obligation of thereof to file such information with any government agency, including the Department of Justice or the Securities and Exchange Commission, or pursuant to any order of a court or otherwise as required by applicable law.

      SECTION 5. TRANSFERS OF SHARES; RIGHTS IN CONNECTION WITH ISSUANCES OF NEW SHARES

            5.1 Right to Transfer. No Shareholder will be entitled to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of, including but not limited to any involuntary transfer or transfer by operation of law upon divorce, in bankruptcy or by way of execution, seizure or sale by legal process (hereinafter "transfer"), all or any portion of his, her or its Common Shares unless the applicable provisions of this Section 5 are complied with in full. Any attempted transfer of any Common Shares other than in accordance with the preceding sentence will be null and void and of no force or effect. Any transfer of any Common Shares will be made only in compliance with all applicable securities laws, and the Company may require the transferor to obtain and deliver to the Company an opinion of counsel (reasonably acceptable, as to both the opinion and the counsel, to the Company) that such proposed transfer so complies.

            5.2 Permitted Transfers. Subject only to compliance with the last sentence of Section 5.1, a Shareholder will be permitted to transfer all or any of his, her or its Common Shares pursuant to any transaction described below, which transactions shall not be subject to any of the other restrictions or provisions of this Section 5:

                  (a) any transfer of Common Shares by any Shareholder to any other Person who is a shareholder of the Company immediately prior to the consummation of such transfer;

                  (b) any transfer of Common Shares by any Shareholder who is a natural person to his or her spouse or lineal descendants (including adoptees) or a trust for the benefit of any of the foregoing;

                  (c) any transfer of Common Shares by any Shareholder to a Person who is an Affiliate of such Shareholder at the time of consummation of such transfer.

Notwithstanding anything to the contrary, no transfer described in paragraphs
(a), (b) and (c) above shall be a permitted transfer under this Section 5.2 unless the transferee is already a party to this Agreement or, if not, the transferee shall first agree in writing to become a party to this Agreement and be bound by the terms and conditions of this Agreement as if he, she or it were an original party hereto.

            5.3   Rights of First Purchase.

                  (a)   Transfer Notice. Subject to the exclusions set forth in
Section 5.2 and Section 5.3(e), if a Shareholder makes, solicits or receives a bona fide offer to transfer his, her or its Common Shares (or any portion thereof), or receives notice of the proposed involuntary transfer of his, her or its Common Shares (or any portion thereof), then such Shareholder (the "Selling Owner") will notify the Company and each other Shareholder in writing (the "Transfer Notice"), within fifteen (15) days of its making or receipt of such an offer or its receipt of such a notice of a proposed involuntary transfer, of:
(1) the number of Common Shares to be transferred (the "Offered Common Shares");
(2) the identity of the proposed transferee; (3) in the case of a proposed sale or exchange, the price to be paid by the proposed transferee; and (4) the terms of the proposed transfer, including the payment terms in the case of a proposed sale or exchange. Notwithstanding anything to the contrary, a Change in Control of a Shareholder that is a business entity will be deemed to constitute a proposed transfer of the Shares held by such Shareholder for purposes of this
Section 5.3, and shall be subject to the restrictions of this Section 5.3.

                  (b)   Purchase Options.

                        (1) The Company. When the Transfer Notice is given to the Company, the Company will have the option to purchase all of, or any portion of, the Offered Common Shares by giving written notice to that effect to the Selling Owner and each of the other Shareholders within 30 days after the Transfer Notice is received by the Company; provided, however, that such option shall be deemed to be exercised with respect to less than all of the Offered Common Shares only if the other Shareholders shall exercise their option to purchase the remaining portion of the Offered Common Shares pursuant to Section 5.3(b)(2). Unless the Transfer Notice contemplates a proposed sale or exchange, this option will be exercisable at a purchase price per Offered Common Share equal to the Per Common Share Appraisal Price determined as of the date the Transfer Notice is delivered. The payment and other terms set forth in Section 5.3(c) below also shall be applicable with respect to any transfer other than a sale or exchange. If the Transfer Notice contemplates a proposed sale or exchange, this option will be exercisable at the purchase price and on the payment and other terms set forth in the Transfer Notice.

                        (2) Other Shareholders. If the Company does not exercise the option under Section 5.3(b)(1) for all of the Offered Common Shares, the Selling Owner will be deemed to have offered the remaining portion of the Offered Common Shares to the other Shareholders on the date the 30-day period referred to in Section 5.3(b)(1) expires and such other Shareholders will have the option to purchase all, but not less than all, of the remaining Offered Common Shares by giving written notice to that effect to the Selling Owner within 15 days after the last day of the 30-day period referred to in Section 5.3(b)(1). This option will be exercisable at the same price and upon the same payment and other terms as the Company's option provided under Section 5.3(b)(1). Unless such other Shareholders otherwise agree, each other Shareholder exercising this option will be obligated to purchase that portion of the remaining Offered Common Shares which bears the same proportion to the entire remaining Offered Common Shares, as the number of Common Shares then held by such exercising other Shareholder bears to the aggregate number of Common Shares then held of all of the exercising other Shareholders.

                        (3) Purchase and Sale Agreement. If options under Sections 5.3(b)(1) or 5.3(b)(2) are exercised for all of the Offered Common Shares, then a purchase and sale agreement will be deemed to have been created among the purchasers exercising such options (the "Purchasers"), as purchasers, and the Selling Owner, as seller, providing for the purchase and sale of all of the Offered Common Shares.

                  (c) Applicable Terms and Conditions. Unless the terms of the Transfer Notice are applicable to a purchase and sale pursuant to the exercise of any of the options under this Section 5.3 as provided above, such purchase and sale will be consummated not more than 90 days after the expiration of the last option exercise period applicable with respect to such Offered Common Shares, by the payment of the purchase price by the Purchasers in accordance with the next succeeding sentence against the delivery by the Selling Owner of written representations and warranties with respect to its good and marketable title to the Offered Common Shares, free and clear of any adverse claims (except as contained in this Agreement), its full capacity, power and right to transfer the Offered Common Shares to the Purchasers and its right to transfer the Offered Common Shares to the Purchasers without the consent or action of any third party. Unless the terms of the Transfer Notice are applicable to such purchase and sale as provided above, the purchase price payable in connection with such purchase and sale will be payable by the Purchasers, at their option, either (1) in full in cash at the consummation of such purchase and sale, or (2) twenty percent (20%) in cash at the consummation of such purchase and sale and the balance by the delivery at such consummation of the Purchasers' promissory notes, providing for simple interest on the unpaid principal balance at the rate of eight percent (8%) per annum, and providing for five (5) equal annual payments of principal and quarterly payments of interest.

                  (d) Transfer upon Failure to Exercise Options or Failure to Close. If:

                        (1) the parties granted the options to purchase pursuant to this Section 5.3 do not elect to exercise such options for all, but not less than all, of the Offered Common Shares within the time periods provided herein; or

                        (2) the Purchasers fail, for any reason other than a breach or threatened breach by the Selling Owner, to consummate a purchase and sale following the exercise of any such option in accordance with Section 5.3(c), then at the expiration of all of the respective option periods (or, if earlier, at such time as all the parties entitled to exercise such options have given written notice to the Selling Owner that they do not intend, in the aggregate, to purchase all of the Offered Common Shares) or immediately after the date scheduled for the consummation of such purchase and sale, as the case may be, the Selling Owner will be entitled for a period of 60 days (but not thereafter without first again having complied with the provisions of this Section 5.3} to transfer all, but not less than all, of the Offered Common Shares to the proposed transferee identified in the Transfer Notice at the same price and on the same terms as set forth in the Transfer Notice, subject, however, to the other applicable provisions of this Section 5, including, without limitation,
Section 5.6. If the transfer is consummated with the proposed transferee in accordance with this Section 5.3(d), the proposed transferee will receive and hold the entire Offered Common Shares subject to the transfer restrictions and all of the other terms and provisions of this Agreement and, as a condition to the effectiveness of any such transfer, the Selling Owner will be required to obtain from the proposed transferee for the benefit of the Company and the other Shareholders the written acknowledgment of the proposed transferee that it has become a party to this Agreement with respect to the Offered Common Shares transferred in accordance herewith by executing a counterpart hereof.

                  (e) Transactions Excluded in Whole or in Part from Rights of First Purchase. Notwithstanding anything to the contrary set forth in the
Agreement:

                        (1) no transaction covered by Section 5.5 shall be subject to the restrictions and limitations of this Section 5.3;

                        (2) no transaction covered by Section 5.4 shall be subject to the restrictions and limitations of Section 5.3(b)(1), but the other restrictions and limitations of this Section 5.3 shall apply thereto prior to any obligation of any other Shareholder to participate in any such transaction under such Section 5.3(b);

                        (3) the provisions of this Section 5.3 shall have no further force or effect from and after the time that any equity securities of the Company become registered under the Securities Exchange Act of 1934, as amended; and

                        (4) the transfer by J. Patrick Hyland, Jr. of up to 56,000 Common Shares (subject to adjustment for stock splits, stock dividends and other similar transactions with respect to such Common Shares) to Walter Zaremba pursuant to the option granted by Mr. Hyland to Mr. Zaremba in 2000 in connection with a sale of property between them.

                  (f) Company Waiver of Alternative Right. The Company agrees to waive the right of first refusal for the benefit of the Company contained in Section

2.09 of the Company's Code of Regulations with respect to any transfer by any Shareholder that is subject to the Company's right of first purchase under this
Section 5.3, or any transfer that is expressly contemplated by any other provision of this Section 5 and excepted from the restrictions of this Section 5.2.

            5.4 Co-Sale Rights. In the event that any Shareholder or Shareholder(s) (the "Co-Sale Shareholder(s)") propose to sell or exchange, in a single transaction or a series of related transactions, a number of Common Shares representing at least fifty percent (50%) of the outstanding Common Shares, then the following rights and options will apply.

                  (a) Tag-Along Rights. The Co-Sale Shareholder(s) will deliver a written notice (the "Sale Notice") to such effect to the other Shareholders at least 30 days prior to the proposed closing date for such sale or exchange, and the Sale Notice shall set forth the terms and conditions of such sale or exchange. Each of the other Shareholders shall have an option, exercisable at any time within 20 days after the date of his, her or its receipt of the Sale Notice, to elect to participate in such sale or exchange as follows. Each other Shareholder shall have the option to sell a portion of his, her or its Common Shares to the ultimate purchaser as of the proposed closing date for such sale or exchange, and upon the same terms and conditions as specified in the Sale Notice, pro rata with the Co-Sale Shareholder(s) and any other Shareholders electing to participate in such sale or exchange as provided in this Section 5.4(a), by written notice to such effect to the Co-Sale Shareholder(s). The number of Common Shares of the Co-Sale Shareholder(s) to be sold or exchanged shall be reduced by the number of Common Shares of the electing other Shareholders which they elect to so sell or exchange (within the limitation of the preceding sentence), so that the ultimate purchaser purchases in the aggregate the same number of Common Shares as such ultimate purchaser proposed to purchase from the Co-Sale Shareholder(s). Failure by any other Shareholder to give notice of exercise under this Section 5.4(a) within the 20-day period shall be deemed a forfeiture and waiver of any right of such other Shareholder to participate.in such sale or exchange, provided that such sale or exchange is fully closed and consummated on or before the closing date, and upon the terms and conditions, specified in the Sale Notice; provided, however, that if such sale or exchange shall not be so consummated then the provisions of this
Section 5.4(a) shall again be applicable to the sale or exchange of the Co-Sale Shareholder(s)' Common Shares.

                  (b) Come-Along Rights. Subject to the provisions of Section 5.3(e) and to the last sentence of this Section 5.4(b), if the ultimate purchaser has offered to purchase more Common Shares than the number of Common Shares proposed to be sold or exchanged by the Co-Sale Shareholder(s), the Co-Sale Shareholder(s) will have the right to require each other Shareholder to sell or exchange to the ultimate purchaser such number of Common Shares then held by such other Shareholder as is equal to the number of Common Shares then held by such other Shareholder multiplied by a fraction, the numerator of which shall be the total number of Common Shares that the ultimate purchaser has agreed to acquire in excess of the number of Common Shares to be sold or exchanged by the Co-Sale Shareholder(s), and the denominator of which shall be the aggregate number of Common Shares then held by all of the other Shareholders. The Co-Sale Shareholder(s) shall exercise this right by delivering a Sale Notice to such effect to each other Shareholder at least 30 days prior to the proposed closing date for such sale or exchange, and the Sale Notice shall set forth the terms and conditions of such sale or exchange. Each other Shareholder shall participate in such sale or exchange by selling or exchanging to the ultimate purchaser, as of the proposed closing date for such sale or exchange, the number of Common Shares of such other Shareholder determined to be required to be sold or exchanged under this Section 5.4(b), upon the same terms and conditions specified in the Sale Notice. Notwithstanding anything to the contrary set forth in this Section 5.4(b), if the Investor is not a Co-Sale Shareholder with respect to a proposed sale or exchange described in this Section 5.4, and the ultimate purchaser in such proposed sale or exchange is a material competitor of the Investor at such time, then the Investor's Common Shares shall not be subject to the rights of the Co-Sale Shareholder(s) under this Section 5.4(b) in connection with such sale or exchange, but the Investor shall continue to be entitled to exercise the rights granted under Section 5.4(a) with respect to such proposed sale or exchange.

                  (c) Information. Upon the reasonable request by any other Shareholder, the Co-Sale Shareholder(s) shall provide to such other Shareholder copies of all documentation relating to the proposed sale or exchange with the ultimate purchaser.

            5.5 Pubic Offering. Subject only to the last sentence of Section 5.1, and not subject to any of the other restrictions or limitations of this
Section 5, any Shareholder shall have the right to sell any Common Shares held thereby in connection with any public offering of such Common Shares in accordance with such rights to participate in such public offering as may be granted to such Shareholder by the Company (including but not limited to the registration rights provided to the Investor in the Investor Registration Rights Agreement).

            5.6 Restrictions on Purchases and Sales by the Company; Assignment of Rights to other Shareholders. The Shareholders acknowledge and understand that the right of the Company to repurchase Common Shares under this Section 5 is subject to the limitations contained in this Section 5.6. The Company may condition any exercise of its right to purchase Common Shares hereunder on the receipt of any required consent or waiver that is required to be obtained under the Senior Loan Documents, as then in effect, in order to consummate such sale, provided the Company undertakes in its notice of such exercise to use its best efforts to obtain such consent or waiver as promptly as practicable. The Company shall not be deemed to have breached or failed to perform its obligation to consummate any such repurchase under this Section 5 if (a) having so conditioned its exercise of any purchase right, it subsequently fails to consummate the repurchase within the requisite time period set forth in this Section 5 due to the failure to obtain any such consent or waiver; provided that the Company has exercised its best efforts to obtain such consent or waiver as promptly as practicable; or (b) it is unable to consummate such repurchase within the prescribed time period because to do so would constitute a violation by the Company of the Ohio Revised Code.

      If the Company has exercised a right or option under this Section 5 to repurchase Common Shares in good faith, but is unable to consummate such repurchase for one of the reasons set forth in the last sentence of the immediately preceding paragraph, it shall immediately offer, to each of the Shareholders other than the Shareholder(s) whose Common Shares are the subject of such purchase and sale, to assign and transfer its rights under this Section 5 with respect to such purchase and sale to such other Shareholders and shall provide each such other Shareholder a period of 15 days within which to elect to accept such transfer and assignment, in whole or in part, with the understanding that such purchase rights will only be so transferred and assigned if the accepting Shareholder(s) indicate a willingness to accept such transfer and assignment, in the aggregate, as to all of the Common Shares which the Company had agreed to repurchase. Such other Shareholders shall thereupon have the right and option, but not the obligation, to purchase the subject Common Shares upon the same terms and conditions, and subject to the same time limitations, as the Company could have purchased such Common Shares in accordance with the terms of this Section 5, by so notifying the Company and the Shareholder who owns the subject Common Shares in writing; provided, however, that the purchase of the subject Common Shares by each of the Shareholders participating therein shall be required to be consummated not more than 60 days after the termination of the 15 day offer period referred to above. In the event that more than one such other Shareholder elects to exercise such option, the number of Common Shares to be purchased by each such electing other Shareholder shall be determined on a pro rata basis, based upon the respective number of Common Shares held by the electing other Shareholders, unless the electing other Shareholders agree to different proportions. If the Company is required to offer to assign and transfer its rights as set forth herein but has failed to do so, any Selling Owner (under and within the meaning of Section 5.3) shall be permitted to make such offer on the Company's behalf if such Selling Owner has given the Company notice of its intent to do so at least 5 days prior to making such offer. In the event the Selling Owner makes any such offer on the Company's behalf and one or more Shareholders elects to purchase, in the aggregate, all of the subject Common Shares on the same terms and conditions as the Selling Owner had agreed to with the Company, any agreement between the Selling Owner and the Company with respect to the repurchase shall be null and void (without prejudice to the rights of the parties thereto to seek appropriate relief for any prior breach thereof) and the Selling Owner shall enter into an agreement with the Shareholder(s) electing to purchase the subject Common Shares providing for the purchase thereof as set forth above.

      Upon the occurrence of any event giving rise to the right or obligation to purchase of the Company under this Section 5, if the Company is unable to purchase the Common Shares for one of the reasons set forth in the last sentence of the first paragraph of this Section 5.6, and the other Shareholders do not exercise their option under the immediately preceding paragraph of this Section 5.6, upon the expiration of

60 days after the end of the 15-day period referred to in the immediately preceding paragraph (or immediately upon the termination of such 15-day period, if the Company is not diligently continuing to seek to eliminate the impediment to its completion of the purchase), the Company shall no longer have any right to purchase the subject Common Shares hereunder pursuant to the purchase and sale that has not been consummated because of the limitations described in this
Section 5.6; provided that the Company shall continue to be under an obligation to complete the repurchase, at the selling Shareholder's option, if the selling Shareholder continues to own the subject Common Shares, promptly in the event the conditions preventing the Company from consummating such repurchase shall at any time no longer exist.

            5.7 Rights in Connection with Certain Issuances of Shares or Other Transactions.

                  (a) Preemptive Rights. Except for any issuances of Shares by the Company (1) upon the exercise of duly authorized employee options, or (2) in connection with any merger or acquisition transaction with respect to which the Company is the surviving or acquiring company, in the event that the Company shall determine to issue Shares ("Shares to be Issued"), or debt or securities convertible into or exchangeable for, or any other options, rights or warrants to purchase, Shares to be Issued ("Rights for Shares"), to any Person, the Company shall notify the Shareholders in writing of the proposed issuance, the number of Shares to be Issued or amount of Rights for Shares to be issued, the date on or about which such issuance is to be consummated and the price and other terms and conditions thereof, at least 30 days prior to the proposed date for consummation of the issuance of such Shares to be Issued or Rights for Shares. For a period of 20 days after the Shareholders' receipt of the notice referred to in the foregoing sentence, each Shareholder shall have the option to purchase, upon the same price, terms and conditions as such Shares to be Issued or Rights for Shares are proposed to be issued to such Person(s), that number of such Shares to be issued or Rights for Shares as each such Shareholder shall require so as to adjust the number of Shares owned by such Shareholder, on a fully-diluted basis immediately after such issuance (and after giving effect to the proposed issuance to such other Person), to an aggregate number of Shares as represents as nearly as possible the same percentage of all of the fully-diluted Shares owned by such Shareholder immediately prior to such issuance. If a Shareholder exercises his, her or its purchase option under this Section 5.7(a), such Shareholder shall purchase such Shares to be Issued or Rights for Shares at the time of consummation of the issuance of Shares to be Issued or Rights for Shares to such Person(s). If a Shareholder fails to give written notice to the Company of the exercise of his, her or its purchase option under this Section 5.7(a) within the 20-day period, such Shareholder shall be deemed to have waived such purchase option as to such issuance, provided that such issuance is completed within 90 days after the expiration of such 20-day period. Notwithstanding anything to the contrary set forth in this Agreement, this
Section 5.7(a) shall be of no further force or effect at such time as any class of equity securities of the Company is registered under the Securities Exchange Act of 1934, as amended.

                  (b) Anti-Dilution Rights of the Investor. Except for any issuances of Common Shares or other securities or rights convertible into or exchangeable for Common Shares (1) upon the exercise of duly authorized employee options, (2) in connection with any merger or acquisition transaction with respect to which the Company is the surviving or acquiring company, or (3) in connection with any recapitalization, Share split, Share dividend or similar transaction with respect to outstanding Shares, if, within a period of two (2) years following the closing of the transactions contemplated by the Stock Purchase Agreement, the Company issues any Common Shares or other securities or rights convertible into or exchangeable for Common Shares without payment of consideration or for a price per Common Share that is less than $21.25 (adjusted for any recapitalizations, Common Share splits, Common Share dividends or other similar transactions with respect to outstanding Common Shares) ("Dilutive Shares"), then (A) if the aggregate of all such issuances (after giving effect to the issuance of Dilutive Shares at issue) shall not exceed 1% of the then-outstanding Common Shares, the Company shall issue to the Investor for no additional consideration that number of Common Shares that would cause the percentage of all of the fully diluted Common Shares of the Company held by the Investor, after giving effect to the issuance of the Dilutive Shares and the issuance of additional Common Shares hereunder to the investor, to equal the percentage that the Investor would have had immediately after the issuance of the Dilutive Shares, determined as if the number of Dilutive Shares issued was equal to the number of Common Shares that would have been issued by the Company for the aggregate consideration paid for the Dilutive Shares if the Dilutive Shares had been issued at a price per Share of $21.25 (adjusted as described above); and (B) if the aggregate of all such issuances (after giving effect to the issuance of Dilutive Shares at issue) shall exceed 1% of the then-outstanding Common Shares, the Company shall issue to the investor for no additional consideration that number of Common Shares that would cause the aggregate value of (i) the number of Common Shares initially issued to the Investor under the Stock Purchase Agreement (adjusted as described above), plus
(ii) the total number of Common Shares issued to the investor under this Section 5.7(b), to equal $12,000,000, when such number of Common Shares is multiplied by the price at which the Dilutive Shares are issued in such transaction. Notwithstanding anything to the contrary set forth in this Agreement, this
Section 5.7(b) shall be of no further force or effect at such time as any equity securities of the Company are registered under the Securities Exchange Act of 1934, as amended.

      SECTION 6. TERMINATION OF SPECIFIC RIGHTS OF THE INVESTOR UPON CERTAIN TRANSFERS. In the event the Investor transfers any Common Shares to any transferee that is not a permitted transferee under Section 5.2, the rights granted specifically to the Investor under this Agreement, including but not limited to under Section 2, Section 3 and Section 5, shall not be transferred to such transferee and shall cease and be of no further force or effect with respect to the Common Shares so transferred.

      SECTION 7. TERM OF AGREEMENT

      This Agreement shall remain in effect until terminated either (a) by written agreement of all of the Shareholders who are then parties to this Agreement, (b) by cessation of the Company's business and winding up of its affairs, or (c) by the consummation of the Company's Initial Public Offering.

      SECTION 8. RESTRICTIVE ENDORSEMENTS

            8.1 Placing Restrictive Endorsements on Certificates. The certificates representing any Common Shares, whether the same are held by any Shareholder now or in the future during the term of this Agreement, shall bear the following legends, in addition to any other legends required by law:

            The securities represented by this certificate are subject to a Shareholders' Agreement (the "Agreement") dated January ___, 2001, among the issuer of these securities (the "Company") and certain of its shareholders. The transferability of these securities is restricted and certain voting agreements are entered into among the parties pursuant to the terms and conditions of the Agreement, a copy of which will be forwarded to the registered holder of this certificate, without charge, not later than five (5) days following the receipt by the Secretary of the Company of a written request therefor.

            The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws, and may not be sold or otherwise transferred in the absence of an effective registration statement under the Act and such laws or an opinion of counsel of this Company that registration is not required.

      Each Shareholder shall surrender such certificates to the Company for the purpose of placing thereon such legends and such certificates shall then be returned to each Shareholder who shall be entitled to exercise all rights of ownership of such Common Shares subject to the terms of this Agreement.

            8.2 Removal of Restrictive Endorsements. If for any reason, including but not limited to the termination of this Agreement pursuant to
Section 7, any of the Common Shares are no longer subject to the restrictions and provisions hereof, the Company shall promptly issue, execute and deliver a new certificate or certificates for such Common Shares without the legend related to this Agreement set forth in Section 8.1 upon the request of the holder thereof and the surrender to the Company of the certificate or certificates containing such legend.

      SECTION 9. MISCELLANEOUS

            9.1 Amounts Owed by Shareholder. Any amounts owed by a Shareholder to the Company at the time of any purchase of Common Shares of such Shareholder by the Company hereunder shall be set off, first, against any cash payments by the Company to such Shareholder and, next, against the principal amount of any promissory note issued by the Company to such Shareholder.

            9.2 Compliance with Laws of Ohio. Any purchase of Common Shares under this Agreement shall be subject to the laws of the State of Ohio. Except for acts that would violate the Company's Articles of Incorporation, each Shareholder agrees to do any and all things that he, she or it may legally do as a shareholder that may be necessary or advisable to enable this Agreement to be carried out by the Company, including a change in the Company's capital.

            9.3 Transfer of Common Shares by Company. Each Shareholder hereby authorizes and directs the Company not to make any transfer of record of any of the Common Shares subject to this Agreement otherwise than in accordance with the terms and provisions hereof.

            9.4 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, by registered or certified mail to the intended recipient at his or her address as set forth in the records of the Company from time to time. All notices and other communications shall be effective upon delivery to such address (if by hand) or upon mailing (if sent by registered or certified mail).

            9.5 Agreement Applicable to All Shares Owned by Shareholder. In addition to the application of this Agreement to all Common Shares owned of record or beneficially by a Shareholder, all of the terms and provisions of this Agreement shall apply to all Shares of the Company of any class now or hereafter owned by such Shareholder, and such Shareholder shall hold all such Shares subject to the terms of this Agreement.

            9.6 Amendment. This Agreement may be amended only by the written consent of the Company, the Current Shareholders, by Majority Action, and the Investor.

            9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Shareholder and his, her or its estate, heirs, legatees, devisees, executors, administrators, other personal representatives, successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

            9.8 Governing Law; Severability. This Agreement is intended to be governed by and performed in accordance with, and only to the extent permitted by, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

            9.9 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto concerning the subject matter hereof. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto concerning the subject matter hereof which is not set forth in this Agreement.

            9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            9.11 Headings. The headings of the Sections, subsections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and shall be deemed not to constitute a part of this Agreement for any other purpose.

            9.12 Equitable Relief. The Company and each Shareholder acknowledge that it will be impossible to measure in money the damages arising out of a failure of the Company or any Shareholder to comply with any provision of
Section 2, Section 3 or Section 4. Accordingly, in addition to any other rights or remedies which he, she or it may have, the Company and each Shareholder agrees that any party to this Agreement will be entitled to immediate injunctive relief and to specific performance to enforce any of the provisions of Section 2, Section 3 or Section 4, and the Company and each Shareholder hereby waive any requirement that any party seeking any such remedy post a bond or prove actual damages in connection with seeking such remedy.

            9.13  Survival of Certain Covenants. The provisions of Section 4.3,
9.12 and this Section 9.13 will survive any termination of this Agreement in accordance with their terms.

            9.14 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement personally or by their duly authorized officers as of the date first above written.

                                    HYLAND SOFTWARE, INC.

                                    By: /s/ J PATRICK HYLAND JR.
                                        ----------------------------------
                                    Its: CEO

                                                   ("Company")

                                    RECALL TOTAL INFORMATION MANAGEMENT, INC.

                                    By: /s/ Alfredo Trujillo
                                        ----------------------------------
                                    Its: Vice President

                                                   ("Investor")

                                    /s/ John P. Hyland, Sr.
                                    --------------------------------------
                                    John P. Hyland, Sr.

                                    /s/ Charlene M. Hyland
                                    --------------------------------------
                                    Charlene M. Hyland

                                    /s/ John P. Hyland, Jr.
                                    --------------------------------------
                                    John P. Hyland, Jr.

                                    /s/ Gretchen A. Hyland
                                    --------------------------------------
                                    Gretchen A. Hyland

                                    /s/ Christopher J. Hyland
                                    --------------------------------------
                                    Christopher J. Hyland

                                    /s/ A. J. Hyland
                                    --------------------------------------
                                    A. J. Hyland

                                    /s/ Miguel A. Zubizarreta
                                    --------------------------------------
                                    Miguel A. Zubizarreta

                                    /s/ Denise Zubizarreta
                                    --------------------------------------
                                    Denise Zubizarreta

                                    /s/ Alfonso D. Zubizarreta
                                    --------------------------------------
                                    ALFONSO D. ZUBIZARRETA

                                    /s/ Ann Marie Davis
                                    --------------------------------------
                                    ANN MARIE DAVIS

                           COUNTERPART SIGNATURE PAGE

         The undersigned, desiring to become a party to the Shareholders' Agreement dated January 31, 2001, by and among Hyland Software, Inc., Recall Total Information Management, Inc. and certain of its shareholders (the "Agreement") as either a "Current Shareholder" or a transferee of Common Shares of Hyland Software, Inc. transferred by a Current Shareholder that is party to the Agreement, as applicable, acknowledges that the undersigned has received and read a copy of the Agreement; and that the undersigned hereby executes this instrument as a counterpart signature page to the Agreement, agreeing hereby to be bound by and to comply with the provisions thereof.


Date:    (see attached schedule)             SHAREHOLDER
                                             /s/ (see attached schedule)
                                             ----------------------------------

            SCHEDULE OF SHAREHOLDERS PARTY TO SHAREHOLDERS' AGREEMENT

NAME                                                   DATE OF EXECUTION
----                                                   -----------------

Koscielny Family Foundation, Inc. .................      July 31, 2001

Leah Caplan .......................................      July 31, 2001

William W. Filion .................................      July 27, 2001

Thomas J. Liller ..................................      July 26, 2001

Scott B. Rose .....................................      July 23, 2001

April C. Corr .....................................      June 13, 2001

Robert M. Koscielny ...............................      June 26, 2001

Carole D. Koscielny ...............................      June 26, 2001

Jeffrey H. Quinter ................................      June 12, 2001

Mary P. Quinter ...................................      June 12, 2001

Robert Smelcer ....................................      July 10, 2001

Jason Smelcer .....................................      July 11, 2001

Teresa A. Maday ...................................      July 12, 2001

James T. Maday ....................................      July 12, 2001

Terry Quinter .....................................      July 7, 2001

Kami Quinter ......................................      July 7, 2001

Lloyd C. Cassidy ..................................      July 10, 2001

Monica C. Cassidy .................................      July 10, 2001

Michael Conway ....................................      July 10, 2001

Charlene Conway ...................................      July 10, 2001

Bridie Conway .....................................      July 5, 2001

John Conway .......................................      June 26, 2001

Peter B. Corr .....................................      July 2, 2001

Jill Corr .........................................      July 2, 2001

Noreen B. Kilbane .................................      July 3, 2001

Maryrose Conway ...................................      July 3, 2001

Patricia A. Hyland ................................      June 22, 2001

Michael W. Perkins ................................      June 21, 2001

Mary Lon Arnold ...................................      June 22, 2001

David M. Arnold ...................................      June 22, 2001

Debbie Connelly ...................................      June 25, 2001

Tim Connelly ......................................      June 25, 2001

Mark J. Davis .....................................      June 22, 2001

Lori A. Davis .....................................      June 22, 2001

A. F. Zubizarreta .................................      June 22, 2001

Judith Zubizarreta ................................      June 22, 2001

Michael S. Corr ...................................      June 28, 2001

Nanly W. Hyland ...................................      June 26, 2001

James C. Hyland ...................................      June 26, 2001

Robert J. Hayes ...................................      June 29, 2001

Wealthy Hayes .....................................      June 29, 2001

Raymond J. Malcoun ................................      July 5, 2001

Penny L. Malcoun ..................................      July 5, 2001

Paul J. Davis .....................................      July 5, 2001

Anne K. Davis .....................................      July 5, 2001

Robert T. Freas ...................................      July 7, 2001

Maurita C. Freas ..................................      July 5, 2001

Michael P. Hopkins ................................      July 5, 2001

Mary K. Hopkins ...................................      July 5, 2001

Patrick J. Conway IV ..............................      July 13, 2001

Elmer J. Quinter ..................................      July 12, 2001

Shirley O. Quinter ................................      July 12, 2001

Deborah J. Deaver .................................      July 14, 2001

Jerome Peirick ....................................      July 27, 2001

Joel S. Bauer .....................................      September 20, 2001

Cheryl Bauer ......................................      September 20, 2001

Thomas J. Liller ..................................      September 19, 2001

Susan Liller ......................................      September 19, 2001

Robert J. Freas ...................................      September 16, 2001

Michael P. Freas ..................................      September 16, 2001

Bridget Marie Freas ...............................      September 22, 2001

George Angelato ...................................      May 21, 2001

Matthew T. Freas ..................................      September 25, 2001

Richard K. Butler .................................      June 29, 2002

Virginia R. Butler ................................      June 29, 2002

Raymond Freas .....................................      July 29, 2002

Mary Ann Freas ....................................      July 29, 2002

Kenneth H. Krol ...................................      July 8, 2002

Maureen F. Krol ...................................      July 8, 2002

Michael J. Freas ..................................      June 30, 2002

Marilyn Ann Freas .................................      June 30, 2002

NAME                                                   DATE OF EXECUTION
----                                                   -----------------


John Francis Freas ................................      July 1, 2002

Michael Hopkins ...................................      June 12, 2001

Mary K. Hopkins ...................................      June 12, 2001

Keith T. Krenz ....................................      May 20, 2002

Karen A. Krenz ....................................      May 20, 2002

Paul M. Maday .....................................      April 2, 2002

Terry L. Maday ....................................      April 2, 2002

Thomas M. Maday ...................................      April 19, 2002

Laura A. Maday ....................................      April 19, 2002

Maridali Gonzalez .................................      April 5, 2002

Carlos D. Rodriguez ...............................      April 5, 2002

Leonard Ramczyk ...................................      November 23, 2001

Patricia M. Ramczyk ...............................      November 23, 2001

Ralph M. Della Ratta, Jr ..........................      September 14, 2002

Rosalie K. Della Ratta ............................      September 14, 2002

Douglas M. Weed ...................................      December 12, 2002

Lisa M. Weed ......................................      December 12, 2002



                                       2